Exhibit 10.3

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CENTENE CORPORATION

AND

SWOPE COMMUNITY ENTERPRISES

SEPTEMBER 28, 2004

i

4.23	No Acceleration of Rights or Benefits.	26
4.24	Insurance.	26
4.25	Notes and Accounts Receivable.	26

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		26
5.1	Organization and Good Standing.	26
5.2	Buyer’s Authority.	26
5.3	No Brokers or Finders.	27
5.4	Buyer’s Consents.	27
5.5	Regulatory Status.	27
5.6	No Violations.	27
5.7	No Consents.	27
5.8	Legal Proceedings.	27
5.9	Sufficient Funds.	28

ARTICLE VI
BUYER’S CONDITIONS PRECEDENT TO CLOSING		28
6.1	Instruments of Transfer.	28
6.2	Corporate Resolutions.	28
6.3	Statutory Net Worth.	28
6.4	Performance of Conditions Precedent.	28
6.5	Good Standing Certificate.	28
6.6	Secretary’s Certificates.	29
6.7	Contract Terminations.	29
6.8	Material Adverse Change.	29
6.9	Releases.	29
6.10	Real Property Leases.	29
6.11	Escrow Agreement.	29
6.12	Third Party Approvals and Consents.	29
6.13	Seller’s Representations and Warranties True and Correct.	29
6.14	Required Governmental Consents and Approvals.	30
6.15	Litigation.	30
6.16	Certain Covenants.	30
6.17	Deliveries.	30
6.18	Employment Agreement.	30
6.19	Provider Agreements.	30
6.20	Transportation Agreement.	30
6.21	FIRPTA Affidavit.	31

ARTICLE VII
SELLER’S CONDITIONS PRECEDENT TO CLOSING		31
7.1	Instruments of Transfer.	31
7.2	Corporate Resolutions.	31
7.3	Escrow Agreement.	31
7.4	Agreements.	31
7.5	Performance of Conditions Precedent.	31

7.6	Good Standing Certificate.	31
7.7	Secretary’s Certificate.	31
7.8	Governmental Consents and Approvals.	32
7.9	Buyer’s Representations and Warranties True and Correct.	32
7.10	Litigation.	32
7.11	Surplus.	32
7.12	Provider Agreement.	32
7.13	Transportation Agreement.	32

ARTICLE VIII
PRE-CLOSING COVENANTS		33
8.1	Conduct of Business Pending Closing.	33
8.2	Access to Documents and Premises.	34
8.3	Notices and Consents.	34
8.4	Notice of Developments.	35
8.5	Exclusivity.	35
8.6	Tax Matters.	35
8.7	Additional Financial Information.	35
8.8	Termination of Incentive Pools/Funds.	36
8.9	Regulatory Approval.	36
8.10	Public Information Releases.	36
8.11	Cooperation.	36
8.12	Securities Law Compliance.	36
8.13	Employees and Employee Benefits.	37

ARTICLE IX
POST-CLOSING OBLIGATIONS		37
9.1	General.	38
9.2	Employees and Employee Benefits.	38
9.3	Confidentiality.	38
9.4	Noncompetition and Nonsolicitation.	38
9.5	Agreement to Indemnify; Insurances.	39
9.6	Retained Marks.	40

ARTICLE X
INDEMNIFICATION		40
10.1	Indemnification by Seller.	40
10.2	Indemnification by Buyer.	41
10.3	Survival.	41
10.4	Limitations.	42
10.5	Notice and Right to Defend.	43
10.6	Remedies.	45
10.7	Determination of Loss Amount.	45

ARTICLE XI
TERMINATION		46
11.1	Termination.	46

11.2	Effect of Termination.	47
11.3	Waiver.	47

ARTICLE XII
ARBITRATION		47
12.1	Conciliation and Mediation.	47
12.2	Arbitration.	47
12.3	Equitable Relief.	48

ARTICLE XIII
MISCELLANEOUS		48
13.1	Notices.	48
13.2	Waiver.	49
13.3	Counterparts.	49
13.4	Delivery by Facsimile.	49
13.5	Headings.	49
13.6	Severability.	50
13.7	Entire Agreement.	50
13.8	Successors and Assigns.	50
13.9	Governing Law.	50
13.10	Cost of Transaction.	51
13.11	Further Assurances.	51
13.12	Construction.	51
13.13	Third Parties.	51
13.14	Confidentiality.	52
13.15	Rights Cumulative.	52
13.16	Amendments.	52

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of September, 2004 (the “Execution Date”), by and between Centene Corporation, a Delaware corporation (“Buyer”), and Swope Community Enterprises, a Missouri non-profit corporation (“Seller”). Each of Buyer and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

A. Seller owns all of the issued and outstanding capital stock of FirstGuard Health Plan, Inc., a Missouri corporation (“FGHP”), and FirstGuard, Inc., a Delaware corporation (“FirstGuard”).

B. FirstGuard owns as of the date hereof one hundred percent (100%) of the issued and outstanding capital stock of FirstGuard Health Plan Kansas, Inc., a Kansas corporation (“FG Kansas” and together with FGHP and FirstGuard, the “Companies”).

C. On the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase directly or indirectly from Seller, and Seller desires to sell to Buyer, all of the Shares (as defined herein).

NOW, THEREFORE, for and in consideration of the above recitals and the representations, warranties, mutual covenants, and agreements herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to certain terms defined elsewhere in this Agreement, the following terms shall be defined as set forth below.

1.1 “AAA” has the meaning ascribed to it in Section 12.2.

1.2 “Actual Claims Received” has the meaning ascribed to it in Section 2.2.4.

1.3 “Actual Statutory Net Worth” has the meaning ascribed to it in Section 2.2.6.

1.4 “Affiliates” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

1.5 “Affiliated Entities” means Affiliates other than Persons which are human beings.

1.6 “Audit Firm” has the meaning ascribed to it in Section 2.2.4.

1.7 “Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, whether or not funded and whether or not terminated, (ii) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated or (iii) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan under ERISA, whether or not funded and whether or not terminated, or (iv) employee welfare benefit plan under ERISA or material fringe benefit or other retirement, bonus, severance, retention, vacation, sick pay or incentive plan, practice, arrangement, agreement or incentive plan or program, whether or not funded and whether or not terminated.

1.8 “Board of Arbitration” has the meaning ascribed to it in Section 12.2.

1.9 “Buyer” has the meaning ascribed to it in the Preamble.

1.10 “Buyer Medical Claims Amount” shall have the meaning ascribed to it in Section 2.2.4.

1.11 “Buyer Plans” has the meaning ascribed to it in Section 9.2.1.

1.12 “Cap” has the meaning ascribed to it in Section 10.4.

1.13 “Closing” means the closing of the purchase and sale of the Shares occurring on the Closing Date.

1.14 “Closing Date” means the date of Closing as determined pursuant to Section 2.3.1.

1.15 “COBRA” has the meaning ascribed to it in Section 4.17(b).

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.17 “Company Intellectual Property” has the meaning ascribed to it in Section 4.22.3.

1.18 “Company Permits” has the meaning ascribed to it in Section 4.8.

1.19 “Company Benefit Plans” has the meaning set forth in Section 4.17(b).

1.20 “Competing Business” means the provision within the States of Kansas and Missouri of Medicaid managed care benefits through any claims processing agency, health insurance or health benefit program, including, without limitation, any health maintenance organization, healthcare preferred provider organization, supplemental security income (SSI) or dual eligible programs (other than the Pace program) or any other programs covered by Title 19 or 21 and AFDC and Chips Programs; provided that the foregoing shall not be interpreted in any way to prevent the Seller or its Subsidiaries or Affiliates from continuing to (x) provide healthcare services directly to Medicaid participants in the role of medical practitioners or (y) own a one-ninth interest in Comcare (subject to adjustments for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events); provided that no such adjustment results in Seller or its Affiliates owning more than 49% of the outstanding interest in Comcare or the ability to elect a majority of the directors of

Comcare. Nothing contained herein shall limit Seller’s rights to provide third party claim processing or other related services to any Medicare or commercial insurance provider or carrier (in each case, so long as such provider or carrier does not participate in any Medicaid program (other than the Pace program)) or participate in any capitated benefit programs that do not provide Medicaid benefits.

1.21 “Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated February 18, 2004.

1.22 “Continuing Plan” has the meaning set forth in Section 8.13.2.

1.23 “Effective Time” has the meaning ascribed to it in Section 2.3.1.

1.24 “ERISA” has the meaning set forth in the definition of Benefit Plan.

1.25 “Escrow Agent” has the meaning ascribed to it in Section 2.2.2.

1.26 “Escrow Agreement” has the meaning ascribed to it in Section 2.2.2.

1.27 “Escrow Amount” means eighteen percent (18%) of the Purchase Price.

1.28 “Execution Date” has the meaning ascribed to it in the Preamble.

1.29 “Financial Statements” has the meaning set forth in Section 4.6 of this Agreement.

1.30 “Former Employee” means any person who was an employee of any of the Companies or any of their respective Subsidiaries’ at any time, but who is not an employee of any of the Companies as of the Closing Date.

1.31 “Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

1.32 “HMO” means a licensed health maintenance organization.

1.33 “HPHN Agreement” has the meaning set forth in Section 10.1(e) of this Agreement.

1.34 “IBNR Expenses” means the actuarial estimate of medical expenses that have been incurred by Medicaid Members but not reported.

1.35 “Indebtedness” means any of the following indebtedness of the Companies, whether or not contingent: (i) indebtedness for borrowed money (including, without limitation, in connection with the Surplus Note (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) obligations or liabilities of the Companies under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all obligations of the Companies under conditional sale or other title retention agreements, (vi) all obligations with respect to vendor advances or any other advances made to the Companies, (vii) all obligations of the Companies arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (viii) any deferred purchase price obligations related to past asset or stock acquisitions by any Company or the Seller with respect to the business of the Companies, (ix) all Liabilities of the Companies arising from any breach of any of the foregoing, and (xiii) all indebtedness of others guaranteed or secured by any Lien or security interest on the assets of the Companies.

1.36 “Indebtedness for Borrowed Money” means any of the following indebtedness of the Companies, whether or not contingent: (i) indebtedness for borrowed money, including, without limitation, in connection with the Surplus Note (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments, (iii) obligations or liabilities of the Companies under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all obligations under conditional sale or other title retention agreements, (vii) except as set forth on Schedule 1.36 all obligations with respect to vendor advances or any other advances made to the Companies and (viii) all Liabilities arising from any breach of any of the foregoing.

1.37 “Intellectual Property” means all of the following items owned by, issued to or licensed to, the Companies along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names together with all goodwill associated therewith; registered or unregistered copyrights and copyrightable works and mask works; all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases and related documentation); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedules 4.22.1 and 4.22.2.

1.38 “Interim Financial Statements” has the meaning set forth in Section 4.6 of this Agreement.

1.39 “Knowledge” means, when referring to the “knowledge”, or any similar phrase or qualification based on knowledge, the actual knowledge after reasonable inquiry of E. Frank Ellis, Kant Doshi, Gary Brown, Joy Wheeler, Namish Patel, Jean Rumbaugh, William Panky and Bob Kulphongpatana.

1.40 “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Companies.

1.41 “Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Companies holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Companies thereunder.

1.42 “Liability” means any liability, debt, interest, penalty, fine, claim, demand, judgment, cause of action or other loss, cost or expense or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

1.43 “Lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever.

1.44 “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Companies, taken as a whole; provided, however, that none of the following shall be deemed, individually or in the aggregate, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: (a) this Agreement, the transactions contemplated by this Agreement or any event, circumstance, change or effect arising out of or relating to the announcement thereof, (b) Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Companies after the Closing Date or any other actions of Buyer, (c) changes or conditions (including changes in economic or financial markets, regulatory or legislative conditions, whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) affecting the U.S. economy or the healthcare industry generally (other than those resulting from regulatory and/or legislative changes in the States of Kansas and Missouri directly affecting the Companies) or (d) any disapproval or failure to act by the applicable regulatory authorities in the State of Kansas regarding FG Kansas’ pending request for a rate increase.

1.45 “Medicaid” means medical assistance provided under a state plan approved under Title XIX and Title XXI of the Social Security Act.

1.46 “Medicaid Business” means the business of providing managed care services to Medicaid Members in the Service Area and of receiving from the States the corresponding premium and other revenue as payment for such services pursuant to the terms of the applicable Medicaid Contract.

1.47 “Medicaid Contract” means the contract(s) executed by and between the State of Kansas, or Missouri, as the case may be, and any of the Companies in effect as of the date of this Agreement for the Service Area.

1.48 “Medicaid Enrollment Shortfall” has the meaning ascribed to it in Section 2.2.1.

1.49 “Medicaid Members” means the persons enrolled under any of the Companies’ Medicaid Contracts.

1.50 “Medicaid Providers” means the physicians, hospitals and other health care providers that have contracted with any of the Companies or any of their Affiliates to provide covered health care services to Medicaid Members.

1.51 “Medical Claim” means any medical claim, Liability or other obligation (including without limitation IBNR Expenses) incurred prior to the Effective Time in connection with the provision of covered health care services to Medicaid Members.

1.52 “Medical Claims Actual Final Amount” has the meaning ascribed to it in Section 2.2.4.

1.53 “Medical Claims Estimate” has the meaning ascribed to it in Section 2.2.3.

1.54 “Medical Claims Final True Up Date” has the meaning ascribed to it in Section 2.2.4.

1.55 “Non-Prevailing Party” means the party in an arbitration pursuant to Article XIII or an audit as a result of a dispute regarding the Medical Claims Actual Final Amount or the Actual Statutory Net Worth under Section 2.2 whose position is the furthest from the decision reached.

1.56 “Owned Intellectual Property” has the meaning ascribed to it in Section 4.22.1.

1.57 “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity.

1.58 “Provider Agreements” means the written agreements for the provision of health care services that have been executed by and between providers and any of the Companies and, to the extent such agreements relate to the Companies’ business, any Affiliates of the Companies.

1.59 “Purchase Price” has the meaning ascribed to it in Section 2.2.1.

1.60 “Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

1.61 “Retained Marks” has the meaning ascribed to it in Section 9.6.

1.62 “Securities Act” means the Securities Act of 1933, as amended from time to time.

1.63 “Service Area” means collectively, the Kansas City, Missouri, service area (comprised of Clay, Cass, Henry, Jackson, Johnson, Lafayette, Platte, St. Clair and Ray Counties) and the state of Kansas.

1.64 “Seller” has the meaning ascribed to it in the Preamble.

1.65 “Shares” means the shares of capital stock of FGHP, FirstGuard and FG Kansas owned, directly or indirectly, by Seller on the date hereof.

1.66 “Statutory Net Worth” means net worth as calculated by the applicable governing body or bodies of either State.

1.67 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

1.68 “Surplus Note” means the note, a copy of which is attached as Exhibit A.

1.69 “Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, license, occupation, premium, windfall profits, environmental (including under Code §59A), withholding, social security (or similar), unemployment, disability, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; payments in lieu of taxes, levies, duties, assessments and fees of any nature or other taxes of any kind whatsoever, together with all related penalties, fines or additions to tax or interest thereon whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

1.70 “Tax Returns” means any returns, reports, forms, declarations, claims for refund, information reports, amended returns or other documents (including any related or supporting schedules, supporting statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Person or the administration of any laws or regulations or, administrative requirements relating to any Taxes.

1.71 “Threshold” has the meaning ascribed to it in Section 10.4.

1.72 “Transferred Employee” refers to any person who is an employee of any of the Companies or any of their respective Subsidiaries as of the Closing Date.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Stock Purchase.

On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Shares, free and clear of all Liens.

2.2 Determination of Purchase Price.

2.2.1 The aggregate purchase price to be paid for the Shares (the “Purchase Price”) shall be an amount equal to $93,000,000 less (i) Indebtedness for Borrowed Money outstanding immediately prior to the Closing, less (ii) any Liability of the Companies that are not paid at or prior to the Closing under the agreements set forth on Schedule 2.2.1 that become payable as a result of the transactions contemplated hereunder, less (iii) any accruals for vacation expense reflected on the books immediately prior to the Closing, less (iv) an amount equal to $715 multiplied by the Medicaid Enrollment Shortfall. For purposes hereof, the “Medicaid Enrollment Shortfall” means the amount by which the Medicaid enrollment for the Service Area, as determined by membership in the Service Area on the most recent State reports received prior to the Closing Date, is less than 130,000 persons enrolled under the Companies’ Medicaid contracts (as determined by the applicable regulatory authorities); provided, however, that regardless of actual membership, the maximum Medicaid Enrollment Shortfall for purposes of determining the adjustment set forth under clause (v) above shall be 15,000.

2.2.2 The Escrow Amount shall be set aside out of the Purchase Price and delivered by the Buyer via wire transfer of immediately available funds to an escrow agent reasonably acceptable to Buyer and Seller (the “Escrow Agent”) under an escrow agreement to be entered into on the Closing Date by and among Seller, Buyer and the Escrow Agent substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). The Escrow Amount shall be available on an exclusive basis (except as specifically set forth in Section 10.4) to satisfy amounts owing to Buyer in connection with this Agreement.

2.2.3 Within ten (10) Business Days prior to the Closing Date, Seller shall in good faith and consistent with reserve practices in effect for fiscal year 2004 prepare an estimate of the actual Medical Claims as of the Closing Date as certified by an independent actuary (the “Medical Claims Estimate”).

2.2.4 On the sixteen-month anniversary of the Closing Date (the “Medical Claims Final True Up Date”), Buyer shall determine actual claims received for services rendered to Medicaid Members related to periods on or before the Closing Date (“Actual Claims Received”) with respect to the Medicaid Business as of the Closing Date (the “Buyer Medical Claims Amount”). Buyer hereby covenants and agrees to pay Medical Claims between the Closing Date and the Medical Claims Final True Up Date in a manner no less stringent than the Companies’ past practices. Buyer shall prepare and send to Seller within 60 days following the Medical Claims Final True Up Date its computation of the Actual Claims Received as of the Closing Date together with supporting information reasonably requested by Seller. Within 45 days following the receipt of such report, Seller must provide Buyer with written objection to such report detailing what parts of the Buyer Medical Claims Amount are being disputed. To the extent such written notice is not delivered within such time frame, the Buyer Medical Claim Amount shall become final and binding. Any disagreement between Buyer and Seller that cannot be resolved by the Parties within 60 days after the receipt of Seller’s written objections will be resolved by KPMG (the “Audit Firm”). The Parties shall have an opportunity to present their position to the Audit Firm and shall cooperate with the Audit Firm in making available to them any records or work papers requested by the Audit Firm. The decision of the Audit Firm shall be set forth in writing and will be conclusive and binding on the Parties and subject to judicial enforcement. The Non-Prevailing Party shall pay all costs and fees of the Audit Firm and the reasonable attorney fees and other costs of the prevailing party in connection with such dispute.

2.2.5 Upon the final determination of the Medical Claims Actual Final Amount, to the extent that the Medical Claims Actual Final Amount exceeds the Medical Claims Estimate, Buyer and Seller shall promptly provide written notice to the Escrow Agent, instructing the Escrow Agent to pay an amount equal to such excess to the Buyer by wire transfer of immediately available funds; provided that to the extent any disputed Medical Claims remain outstanding or unresolved after the 16 month anniversary of the Closing Date, the Escrow Amounts equal to such claims shall not be released from the Escrow Account until such time as such Medical Claims disputes have come to final resolution. The aggregate final amount determined pursuant to this Section and Section 2.2.4 shall be deemed the “Medical Claims Actual Final Amount.”

2.2.6 On the thirtieth (30th) day after the Closing Date, Buyer shall determine the actual Statutory Net Worth as of the Closing Date (“Actual Statutory Net Worth”) and deliver written notice to Sellers of such amount. The Buyer shall determine the Actual Statutory Net Worth using (i) the same accounting principles and methodologies as used in the Companies balance sheets at June 30, 2004 and (ii) the Medical Claims Estimate as set forth in Section 2.2.3. Within 30 days following the receipt of such calculation, Seller must provide Buyer with written objection to such calculation detailing what parts of the Actual Statutory Net Worth are being disputed. To the extent such written notice is not delivered within such time frame, the Actual Statutory Net Worth shall become final and binding. Any disagreement between Buyer and Seller that cannot be resolved by the Parties within 60 days after the receipt of Seller’s written objections will be resolved by the Audit Firm. The Parties shall have an opportunity to present their position to the Audit Firm and shall cooperate with the Audit Firm in making available to them any records or work papers requested by the Audit Firm. The decision of the Audit Firm shall be set forth in writing and will be conclusive and binding on the Parties and subject to judicial enforcement. The Non-Prevailing Party shall pay all costs and fees of the Audit Firm and the reasonable attorney fees and other costs of the prevailing party in connection with such dispute. Upon such determination, to the extent that the Actual Statutory Net Worth exceeds $6,000,000, Buyer shall deliver such excess amount by wire transfer of immediately available funds to Seller or to the extent that the Actual Statutory Net Worth is less than $6,000,000, Seller shall deliver an amount equal to such deficiency by wire transfer of immediately available funds to Buyer. Any payment by Seller hereunder shall be taken into account to avoid double counting in connection with the medical claims true up pursuant to Section 2.2.4 above. In addition, the deductions provided for by Section 2.2.1(i), (ii) and (iii) shall be taken into account to avoid double counting in connection with the determination of the amount payable, if any, pursuant to this Section 2.2.6. The aggregate adjustment amount determined pursuant to this Section shall be deemed the “Statutory Net Worth Adjustment Amount.”

2.3 The Closing.

2.3.1 The actions contemplated to consummate the transactions under this Agreement shall take place on the Closing Date, which, unless otherwise agreed by Buyer and Seller, shall be no later than the second business day after all conditions precedent of Buyer and Seller which are set forth in this Agreement have been fully satisfied or have been waived in writing; provided, however, that if such conditions have not been satisfied or waived in time to close by December 10, 2004, the closing shall take place on the later to occur of January 3, 2005 or the second business day after the conditions have been so satisfied. Notwithstanding the actual time of the day on the Closing Date at which the actions contemplated to consummate this Agreement shall occur, and unless otherwise agreed to by the Parties, the Closing shall be deemed to be effective as of and to occur, at 12:01 a.m. (Central Time, adjusted for daylight savings time, if applicable) on the day after the Closing Date (the “Effective Time”). The Closing shall take place at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois 60601, or at such other location as may be agreed upon by the Parties.

2.3.2 Subject to the terms and conditions set forth in this Agreement, the Parties hereto shall consummate the following “Closing Transactions” on the Closing Date:

2.3.2.1 Seller shall deliver to Buyer the certificate(s) representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers;

2.3.2.2 Buyer shall deposit the Escrow Amount into escrow with the Escrow Agent pursuant to the terms and conditions set forth in the Escrow Agreement;

2.3.2.3 Buyer shall deliver by wire transfer to Seller the Purchase Price (as reduced by the Escrow Amount) payable to Seller in immediately available funds to an account designated at least two (2) Business Days prior to the Closing Date by Seller to Buyer in writing;

2.3.2.4 Each of the Parties shall deliver the respective, certificates and other instruments required to be delivered by or on behalf of them under Articles VII and VIII hereof; and

2.3.2.5 Seller shall deliver to Buyer all corporate books and records and other property of each of the Companies in Seller’s possession.

2.4 Tax Matter Cooperation.

At the request of Buyer, Seller shall use commercially reasonable efforts to cooperate with Buyer on all Tax related matters concerning this transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

As of the Execution Date, Seller represents and warrants to Buyer that each of the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date. When information is included in schedules referenced in this Article III, Article IV or Article V or elsewhere in this Agreement such information shall be deemed disclosed only as to such schedule unless the disclosure is reasonably apparent from its face to be applicable to other sections of this Agreement. Information included in any schedule shall apply to all matters in the representation containing such schedule. The inclusion of information on any schedule shall not be deemed as admission or acknowledgment by virtue of its inclusion that such information is required to be set forth therein or that such information is material. Capitalized terms used in the schedules and not otherwise defined therein shall have the respective meanings ascribed to them in this Agreement.

3.1 Organization and Good Standing.

Seller is duly organized, validly existing, and in good standing under the laws of the State of Missouri.

3.2 Authorization.

Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Except as set forth on Schedule 3.2, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity, nor is any such authorization, consent, or approval required, in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

3.3 Non-Contravention.

Assuming that all items set forth on Schedule 3.2 are complied with, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will except as set forth on Schedule 3.3, (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he or it is bound or to which any of his or its assets is subject or (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

3.4 Ownership of Shares.

Seller directly or indirectly (through its ownership of FirstGuard) holds of record and owns beneficially 100% of the Shares set forth on Schedule 3.4, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no rights outstanding, options, warrants, purchase rights, or other contracts or commitments that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). Except as set forth on Schedule 3.4, no former shareholder of any of the Companies has any claim or rights against the Companies or Seller. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of any of the Companies or any of their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

As of the Execution Date, Seller represents and warrants to Buyer that each of the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date (except as otherwise provided herein):

4.1 Organization and Good Standing.

Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Medicaid Business in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1 lists the directors and officers of each of the Companies. Seller has delivered to Buyer correct and complete copies of the charter and bylaws of each of the Companies (as amended to date). No Company is in default under or in violation of any provision of its charter or bylaws.

4.2 Capitalization.

The entire authorized capital stock of (i) FirstGuard consists of 1,000 Shares, 100 of which are issued and outstanding, (ii) FGHP consists of 400,000 Class A Shares, of which 360,000 Shares are issued and outstanding and none of which are held in treasury, and 200,000 Class B Shares, none of which are issued, outstanding or held in treasury and (iii) FG Kansas consists of 1,000,000 Shares, of which 125 Shares are issued and outstanding and 25 of which are held in treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held directly or indirectly (through its ownership of FirstGuard) of record by Seller as set forth in Schedule 4.2. No shares of the capital stock of any of the Companies are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of any of the Companies and there are no agreements or other obligations (contingent or otherwise) which may require any of the Companies to issue, repurchase or otherwise acquire any shares of its capital stock or any of its other securities of any kind. Except as set forth on Schedule 4.2, no former shareholder of any of the Companies has claim or rights against the Companies or Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any of the Companies.

4.3 Subsidiaries.

Schedule 4.3 sets forth for each of the Companies’ respective Subsidiaries (other than FG Kansas as a Subsidiary of FG), if any, (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each of the Companies’ respective Subsidiaries have been duly authorized and are validly issued, fully paid, and non-assessable. Each of the Companies holds of record and owns beneficially all of the outstanding shares of each of its respective Subsidiaries, free and clear of any restrictions on transfer. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies or their respective Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of their respective Subsidiaries or that could require any Subsidiary of any of the Companies to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies’ respective Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of any of the Companies. No Company controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of any of the Companies. Except for the Subsidiaries set forth in Schedule 4.3, no Company owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.4 No Violations.

Except as disclosed on Schedule 4.4, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon the Shares or any of the Companies’ assets), (b) assuming that all items set forth on Schedule 3.2 are complied with, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any of the Companies is subject, (c) violate any provision of the charter or bylaws of any of the Companies or (d) provide any Governmental Entity (as defined below) or Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, license, permit, waiver or other authorization issued or originated previously.

4.5 No Consents.

Except for such filings, authorizations, orders and approvals described on Schedule 4.5, no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the Companies or Seller in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby.

4.6 Financial Statements.

Seller has delivered to Buyer, complete and correct copies of (a) each of the Companies’ balance sheets as of December 31, 2002 and 2003 and those related statements of income and cash flows, for the fiscal years ended on those dates, together with footnotes (the “Financial Statements”), the financial statements of FGHP and FG Kansas being audited and (b) each of the Companies’ unaudited balance sheet and statement of income for the period ended on June 30, 2004 (the “Interim Financial Statements”). All of such financial statements fairly present, in all material respects, as of and for the periods then ended, as the case may be (subject, in the case of the unaudited balance sheet and income statement, to normal, recurring adjustments and the absence of footnotes) and in the case of the FirstGuard financial statements, the absence of footnotes, the financial position, results of operations and cash flows of the Companies, and in the case of FGHP and FG Kansas such financial statements are in conformity with statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the respective State, in each case applied on a basis consistent throughout the reported periods. Except as indicated in Schedule 4.6, each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent in all material respects with the books and records of the Companies (which, in turn, are accurate and complete in all material respects). Except as indicated in Schedule 4.6, such financial statements (a) do not contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); and (b)

reflect all write-offs or necessary revaluation of assets of a material nature (except as specified therein). The reserves recorded in the accounting records of each of the Companies for HMO contract benefits, losses, claims and expenses and any other reserves (a) were prepared in accordance with the statutory or other actuarial and accounting practices prescribed or permitted by the insurance regulatory authorities of the States, (b) make good and sufficient provisions for all insurance obligations of each of the Companies; (c) meet the requirements of any law, rule or regulation applicable to such reserves and the requirements of the Company Permits (as defined below); and (d) except as set forth on Schedule 4.6, are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year. All payments to and/or settlements with Medicaid Providers have been accounted for in the appropriate medical expense account of each of the Companies.

4.7 Litigation.

Except as set forth in Schedule 4.7 and except for (a) administrative proceedings regarding Provider claims and (b) member appeals that are in the ordinary course of business, in the case of (a) and (b) arising after the date hereof, no Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.7 has had or would reasonably be expected to have a Material Adverse Change. Except as set forth in Schedule 4.7, no Company is subject to any arbitration proceedings under collective bargaining contracts or otherwise or, any governmental investigations or inquiries. Except as set forth on Schedule 4.7, no Company will be subject to any Liability not fully covered by insurance (other than the deductible under such insurance) maintained by the Companies, in respect of the matters set forth on Schedule 4.7. To the Knowledge of Seller, no such action, suit, proceeding, hearing, or investigation may be or has been threatened against any of the Companies.

4.8 Compliance with Applicable Laws.

Except as set forth on Schedule 4.8, each of the Companies has conducted and is conducting its business in compliance with all material applicable laws, rules, ordinances, regulations, licenses, or judgments, or orders, rules, regulations, licenses, judgments, or decrees of Governmental Entities, and no condition exists which with or without notice or passage of time or both shall cause any of the Companies not to remain in such compliance, nor has any of the Companies received notification from any Governmental Entity asserting that it is not in compliance with any of the statutes, regulations or ordinances which such governmental authority enforces, or that the governmental agency or department is threatening to revoke, suspend or modify any governmental authorization applicable to such Company or such Subsidiary. Each of the Companies holds all material certificates, permits, licenses, consents, orders and approvals from all Governmental Entities (collectively, the “Company Permits”) which are necessary to own or lease its assets and operate its business in the manner heretofore conducted, and the Company Permits are in full force and effect. Schedule 4.8 sets forth a complete and accurate listing of the Company Permits. Each of the Companies has filed all material statements and reports with the insurance regulatory authorities as required by applicable laws, regulations, licensing requirements and orders administered or issued by such regulatory authorities. The Companies have not received written notice of, and to the Knowledge of Seller, no event has occurred with respect to any of the Company Permits that would cause the revocation, termination or suspension of any of such Company Permits or give rise to any obligation on the part of any of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the Knowledge of Seller, no Company executive officers, directors or employees (in their respective capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care or insurance. To the Knowledge of Seller, Schedule 4.8 lists all examinations of each Company conducted by a Governmental Entity and identifies by date any correspondence between any Governmental Entity and each Company regarding sanctions, conclusions made and/or corrective action required or suggested based on such examination.

4.9 Title and Condition of Properties.

None of the Companies own any real property.

4.10 Real Property Leases.

Schedule 4.10 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Companies has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.10, with respect to each of the Leases:

4.10.1 Such Lease is legal, valid, binding, enforceable and in full force and effect;

4.10.2 The transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

4.10.3 No Company or, to the Knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

4.10.4 No Company has subleased, licensed or otherwise granted any Person or Governmental Entity the right to use or occupy such Leased Real Property or any portion thereof;

4.10.5 No Company has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

4.10.6 There are no Liens on the interest created by such Lease.

4.11 Absence of Undisclosed Liabilities.

Except (a) as set forth on Schedule 4.11 hereto, (b) as reflected or reserved against on the face of the Interim Financial Statements, or (c) for obligations or liabilities incurred in the ordinary course of business after the date of the Interim Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), to the knowledge of Seller, no Company has any obligation or Liability of any nature whatsoever (whether absolute, accrued, contingent, disputed or otherwise).

4.12 Absence of Certain Changes.

Except (i) as set forth on Schedule 4.12, (ii) for the execution and delivery of this Agreement and changes in each of the Companies’ assets, properties or business attributable to the transactions contemplated or necessitated by this Agreement, and (iii) as disclosed in each of the Companies’ Interim Financial Statements as previously delivered or to be delivered to Buyer, since December 31, 2003:

4.12.1 No Company, except as otherwise expressly permitted in this Agreement, has redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

4.12.2 No Company has issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of such Company or any Subsidiary;

4.12.3 No Company has sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to Seller or any employees or Affiliates of such Company or any Subsidiary) any of its assets (whether tangible or intangible), except for sales of assets not in excess of $100,000 in the aggregate;

4.12.4 No Company has hired or fired members of such Company’s or any Subsidiary’s senior management;

4.12.5 No Company has (i) executed, amended, or terminated any contract involving an expense amount in excess of $100,000 annually or $250,000 in the aggregate to which it is or was a party, (ii) amended, terminated or waived any of its rights thereunder, or (iii) prior to the date hereof received notice of termination, amendment, or waiver of any contract or any material rights thereunder;

4.12.6 No Company has permitted any Lien, charge or encumbrance involving an amount in excess of $50,000 on any of its assets;

4.12.7 None of the Companies has taken any action outside of the ordinary course of business which would reasonably tend to cause Medicaid Members to cease their respective affiliations with it.

4.12.8 No Company has modified or terminated any Continuing Benefit Plan;

4.12.9 No Company has failed to pay any Medical Claim or Indebtedness when due (unless contested in good faith), except in compliance with applicable law and where such failure would not reasonably be expected to lead to adverse relations with a Medicaid Provider, and all material claim liabilities have been properly recorded on the books of each of the Companies;

4.12.10 No Company has suffered or would be reasonably expected to have suffered (i) prior to the date hereof, a Material Adverse Change, (ii) to Sellers’ Knowledge, after the date hereof, a Material Adverse Change or (iii) any material negative change in its premium or other revenues, claims or other costs (including IBNR Expenses) not related to an increase in such Company’s revenues;

4.12.11 No Company has incurred or paid any Indebtedness, obligation or other Liability except in the ordinary course of its business, consistent with its past practice, in excess of $100,000 in the aggregate, and there does not exist a set of circumstances that could reasonably be expected to result in any such Indebtedness, obligation or Liability other than in the ordinary course of business; provided that this Section 4.12.11 shall not be interpreted to apply to Medical Claims;

4.12.12 No Company has suffered any strike, dispute, grievance, controversy or other similar labor trouble with respect to its employees;

4.12.13 Prior to the date hereof, no Company has instituted, settled, or agreed to settle, any litigation, action or proceeding before any Governmental Entity and after the date hereof no such action has been taken except in the case of administrative claims proceedings in the ordinary course of business of which Buyer has been notified prior to the taking thereof;

4.12.14 No Company has made any material changes in its servicing, billing or collection operations or policies;

4.12.15 No Company has merged or consolidated with any other corporation or other entity or permitted any other entity to merge into it (unless the surviving entity is bound by the terms of this Agreement and prepared to perform its obligations hereunder);

4.12.16 No Company has taken or omitted to take any action which would render any of its representations and warranties contained herein untrue at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date; and

4.12.17 Except as disclosed above or on Schedule 4.12, no Company has entered into any agreement or made any commitment to take any of the types of action described above.

4.13 Contracts.

4.13.1 Except as specifically contemplated by this Agreement and except as set forth in Schedule 4.13, none of the Companies is a party to or bound by, whether written or oral, any:

(a)	collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or any arrangement for which the benefits thereunder will be increased or triggered, or the vesting of benefits thereunder will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(b)	consulting or management services agreement or contract for the employment of any current or former officer on a full-time, part-time or consulting basis or any severance agreements, other than those that are terminable by the applicable Company on no more than thirty (30) days’ notice without liability or financial obligation to such Company;

(c)	agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

(d)	agreements with respect to the lending or investing of its funds in or to other Persons;

(e)	license or royalty agreements;

(f)	guaranty of any Indebtedness or other obligation, other than endorsements made for collection in the ordinary course of business;

(g)	lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party requiring payments in excess of, for any individual matter $50,000 and in the aggregate $150,000;

(h)	lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(i)	contract or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such contracts do not involve a sum in excess of $100,000 annually) or involves consideration in an amount in excess of $100,000;

(j)	contract or group of related contracts with the same party continuing over a period of more than one year from the date or dates thereof, not terminable by the Party thereto on thirty (30) days or less notice without penalties or involving consideration in an amount in excess of $100,000;

(k)	contract containing non-competition provisions having the effect of prohibiting any of the Companies from freely engaging in business anywhere in the world;

(l)	contract (or group of related contracts) or understanding for subcontracting work that requires it to pay in excess of $100,000 on an annual basis or in the aggregate in excess of $150,000 over the term of such contract (or group of related contracts);

(m)	other agreement (or group of related agreements) material to it whether or not entered into in the ordinary course of business that provides for it to spend or receive, in the aggregate, more than either $100,000 during the current calendar year or the next calendar year or in the aggregate in excess of $150,000 over the term of such agreement (or group of related agreements);

(n)	contract with any officer, director, shareholder or other Affiliate of any of the Companies or any of their respective Subsidiaries; or

(o)	agreement relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments).

4.13.2 Except as specifically contemplated by this Agreement or disclosed in Schedule 4.13, (i) to Seller’s Knowledge, no contract or commitment required to be disclosed on Schedule 4.13 has been materially breached or canceled by the other party thereto, (ii) since June 30, 2004, no customer or supplier has indicated in writing to any of the Companies, any of their respective Subsidiaries or Seller that it may or shall stop or materially decrease the rate of business done with any of the Companies or that it desires to renegotiate its contract with any of the Companies or any of their respective Subsidiaries, (iii) each of the Companies has performed all material obligations required to be performed in connection with the contracts or commitments required to be disclosed on Schedule 4.13 and are not in receipt of any claim of default under any contract or commitment required to be disclosed on the Schedule 4.13, (iv) none of Seller or the Companies has any Knowledge of any breach or anticipated breach by any party to any contract set forth on Schedule 4.13, and (v) each agreement identified on Schedule 4.13 is a valid and binding obligation of each of the Companies party thereto and, to the Knowledge of the Seller and the Companies, the valid and binding obligation of each other party thereto.

4.14 Title to and Condition of Assets.

Each of the Companies owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.

4.15 No Brokers or Finders.

Except with respect to Banc of America Securities LLC, no broker or finder is involved on behalf of any of the Companies or any of their Affiliates in connection with the transactions contemplated by this Agreement, nor may any broker or finder involved on behalf of Seller claim any commission on account of the consummation of the transactions contemplated by this Agreement, nor will any of the Companies have any Liability with respect to any such commissions (including, without limitation, to Banc of America Securities LLC and its Affiliates) post-Closing.

4.16 Tax Returns and Tax Liabilities.

The representations and warranties in this Section 4.16 are true and correct except as disclosed on Schedule 4.16 attached hereto.

4.16.1 Each of the Companies has timely filed all United States Federal income and all other material Tax Returns that it was required to file; all such Tax Returns were correct and complete in all material respects and based on the applicable measure of such Company’s operations during the period in question; and true and correct copies of all such Tax Returns are included in each of the Companies’ files.

4.16.2 Each of the Companies has timely paid or caused to be paid as of the date hereof all Taxes due and payable by the Companies. No Company is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction in which a Company does not file a Tax Return that such Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

4.16.3 No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company. None of the Companies has received from any foreign, federal, state, or local taxing authority (including jurisdictions where none of the Companies has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company. Schedule 4.16.3 attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has made available to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies filed or received since December 31, 1998.

4.16.4 No Company is a party to any Tax allocation or sharing agreement. No Company (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

4.16.5 None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

4.16.6 None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

4.17 Employees and Employee Benefits.

(a) Schedule 4.17(a) sets forth, with respect to each of the Transferred Employees, such Transferred Employee’s name and position, date of employment and title or job position, the total annual salary, wages, bonus or other compensation. Except as set forth on Schedule 4.17(a), (i) none of the Companies is a party to any written or oral employment contract or agreement with any of such Transferred Employees which precludes their termination at will, (ii) none of such Transferred Employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date, and (iii) since June 30, 2004, there has been no change of, or agreement to change, any terms of employment for such Transferred Employees, including without limitation, salary, wage rates, commission formulae, or other compensation, except for normal “merit” raises given in the ordinary course of business. No such Transferred Employee has indicated any intention to terminate his or her employment. There is no union contract or other collective bargaining agreement in existence affecting any of the Companies or any of their respective Subsidiaries.

(b) Schedule 4.17(b)(i) contains a true and complete list of all Benefit Plans in which Transferred Employees or Former Employees participate as of the Closing Date (“Company Benefit Plans”). Except as set forth on Schedule 4.17(b)(ii), none of the Companies or any of their respective Subsidiaries maintains or contributes to or has any liability with respect to, or will have any liability as a result of the consummation of this transaction with respect to, any Company Benefit Plans on behalf of Transferred Employees or Former Employees as of the Closing Date. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the “IRS”) that such Company Benefit Plan is qualified under Section 401(a) of the Code, and, to Seller’s Knowledge, nothing has occurred since the date of such determination that would adversely affect the qualification of such Benefit Plan in form. Each Company Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code. Seller has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”); and Seller has no obligation under any

Company Benefit Plan or otherwise to provide post employment health or life insurance benefits to current or former employees of the Companies or their Subsidiaries, except as specifically required by COBRA. Neither Seller nor, to Seller’s Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Company Benefit Plans which could subject any such Company Benefit Plan (or its related trust) or Seller or the Companies or any officer, director or employee of any of the foregoing to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code. No asset of any of the Companies or any of its Subsidiaries is subject to any lien under ERISA or the Code, and neither the Companies nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation. None of the Companies has any liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

4.18 Indebtedness.

Except as set forth on the attached Schedule 4.18, the Companies have no outstanding Indebtedness.

4.19 Providers and Provider Agreements.

4.19.1 Schedule 4.19.1 lists each physician, group, IPA, hospital, PHO, ancillary service provider or other health care service provider that participates in each of the Companies’ business as a Medicaid Provider and states their (i) respective effective dates and (ii) for those scheduled for recredentialing during the next twenty four (24) months, the month for which such recredentialing is scheduled. Each such Medicaid Provider has been credentialed in accordance with such Company’s policies and procedures and applicable State regulatory requirements and has entered into a written Provider Agreement with such Company as applicable, and/or an Affiliate of such Company, except as would not have a material negative effect on the Companies’ provision of medical services.

4.19.2 Each of the Companies has paid and pays each applicable Medicaid Provider in accordance with the compensation terms that have been, or are, in effect, as applicable, with respect to each Medicaid Provider’s contract and in the time required by the Provider Agreements and applicable state law, except for payment reconciliation disputes in the ordinary course of business and as would not be reasonably likely to result in adverse relations with the applicable Medicaid Provider. Except as described on Schedule 4.19.2, since June 30, 2004 through the date hereof, no Company has made or granted any increase in the compensation payable or to become payable by it to any Medicaid Provider and after the date hereof no Company shall have taken such action outside the ordinary course of business and consistent with past practices unless in accordance with contractual obligations existing on the date hereof.

4.19.3 Schedule 4.19.3 lists each Medicaid Provider to whom administrative functions have been delegated and describes all function(s) so delegated. To the Knowledge of Seller, (i) each agreement for the delegation of administrative functions complies with the requirements of applicable law and (ii) each of the Companies has complied and continues to comply with all applicable requirements of law, including those set forth in the Medicaid Contracts, relating to oversight and monitoring of the entities to which each of the Companies has delegated administrative functions.

4.19.4 Except as described on Schedule 4.19.4, each of the Provider Agreements (a) will continue in full force and effect notwithstanding and without regard to the consummation of the transactions contemplated under this Agreement, and (b) is terminable on less than 187 days notice.

4.19.5 Except as described on Schedule 4.19.5, none of the Provider Agreements require any of the Companies or their Affiliates to pay the provider on a most-favored provider basis, obligate any of the Companies or Affiliates to pay access or administrative fees, require (or may require) any of the Companies or Affiliates to pay bonuses from an incentive compensation pool or fund, or has a profit-sharing component.

4.19.6 Except as described on Schedule 4.19.6, none of the Provider Agreements limit the rights of any of the Companies or Affiliates to engage in any business, or to compete with any person, contains an exclusivity provision restricting its ability to do business in certain geographical areas, or obligates or binds it to use, or offer to use, the services of a Medicaid Provider in preference to any other provider.

4.19.7 If any of the “physicians” or “physician groups” contracted under the Provider Agreements are placed at “substantial financial risk,” as each such term is defined by 42 C.F.R. §422.208 et seq. (the “PIP Regulation”) in connection with services provided to Medicaid Members, the Companies and Affiliates have complied in all material respects with the reporting and enrollee survey requirements of the PIP Regulation.

4.19.8 Schedule 4.19.8 sets forth the “Provider Review Category Reports” as of the date hereof.

4.19.9 Schedule 4.19.9 lists each monetary settlement or pending settlement with a Medicaid provider since January 1, 2003 that is not reflected in any of the Companies’ IBNR Expense, as provided to Buyer.

4.20 Status of Medicaid Contracts and Provider Agreements.

With respect to each of the Medicaid Contracts and Provider Agreements: (a) the agreement is a valid and binding obligation of each of the Companies party thereto and, to the Knowledge of Seller, the valid and binding obligation of each other party thereto, (b) to the Knowledge of Seller, except with regard to the contested or appealed payment matters set forth on Schedule 4.20, no party is in material breach or default beyond any applicable grace period, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or suspension under the agreement. Without limiting the foregoing, to the Knowledge of Seller, (i) no Company is in material breach or default of any provision of the Medicaid Contracts beyond any applicable grace period, and (ii) the Provider Agreements comply with the terms of the Medicaid Contracts and applicable state and Federal regulations in all material respects, and (iii) to the Knowledge of Seller, no party has repudiated any provision of any of the agreements. With respect to the Provider Agreements, each of the Companies is in full compliance with the applicable provisions of the prompt payment of claims laws, except as would not have an adverse effect on the Companies’ provision of medical services.

4.21 Medicaid Members.

Schedule 4.21 describes each material formal written complaint and sets forth the Companies regular “Member Appeal Category Trend” and “Member Grievance Category Trend Reports” as of the date hereof.

4.22 Intellectual Property.

4.22.1 Schedule 4.22.1 sets forth a complete and correct list of all of the patents and patent applications, trademark and copyright registrations and applications, and material trademarks, trade names and service marks owned by each of the Companies (the “Owned Intellectual Property”). The Owned Intellectual Property is owned free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Owned Intellectual Property is currently outstanding, except as set forth on Schedule 4.22.1.

4.22.2 Schedule 4.22.2 sets forth a complete and correct list of all material licenses or similar agreements or arrangements with respect to Intellectual Property, whether such Company is licensee or licensor of such rights, in each case identifying the subject Intellectual Property and nature of the licensing relationship (the “Licensed Intellectual Property”). Except as set forth on Schedule 4.22.2, all Owned and Licensed Intellectual Property owned or used by each of the Companies immediately prior to the Closing hereunder will be owned or available for use by such Company on identical terms and conditions immediately subsequent to the Closing hereunder.

4.22.3 Except as set forth in Schedule 4.22.3, (a) to the Knowledge of Seller, each of the Companies owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use all of the Intellectual Property listed on Schedule 4.22.3, free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened, and there are no grounds for same, (b) each of the Companies owns or has a valid and enforceable right to use all Intellectual Property necessary for such Company to conduct its business as currently conducted (the “Company Intellectual Property”), (c) no loss or expiration of any Company Intellectual Property has occurred that has had or would reasonably be expected to have an adverse effect, and no such loss or expiration is pending, threatened or reasonably foreseeable, (d) no Company has received any notices of, nor is any Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by any third party with respect to the Company Intellectual Property (including, without limitation, any demand or request that any of the Companies license rights from a third party), (e) no Companies nor the operation of the Companies’ business infringe or misappropriate the rights of any third parties, and Seller is not aware of any infringement or misappropriation which might occur as a result of the continued operation of such business, and (f) to the Knowledge of Seller, none of the Company Intellectual Property has been infringed, misappropriated or otherwise misused by any third party.

4.23 No Acceleration of Rights or Benefits.

Except as described in Schedule 4.23 attached hereto, neither Seller nor any of the Companies will be obligated after Closing to make any payment to any Person in connection with the transactions contemplated by this Agreement. No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement.

4.24 Insurance.

4.24.1 The attached Schedule 4.24 lists each insurance policy maintained for or on behalf of the Companies with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and, to the Knowledge of Seller, no default exists with respect to the obligations of the Companies or Seller under any such insurance policies and neither the Seller nor any Company has received any notification of cancellation of any of such insurance policies. Except as set forth in the Policies listed on Schedule 4.24, no Company has any self-insurance or co-insurance programs.

4.25 Notes and Accounts Receivable.

Except as set forth on Schedule 4.25, all notes and accounts receivable of each of the Companies are reflected properly on their books and records, are valid receivables which to the Knowledge of Seller are not subject to setoffs or counterclaims, subject only to the reserve for bad debts set forth on the face of the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Companies as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Execution Date and as of the Closing Date, Buyer represents and warrants to Seller as follows:

5.1 Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2 Buyer’s Authority.

Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3 No Brokers or Finders.

Except as disclosed on Schedule 5.3, no broker or finder is involved on behalf of Buyer in connection with the purchase and sale of the Shares, nor may any broker or finder involved on behalf of Buyer claim any commission on account of the purchase and sale of the Shares.

5.4 Buyer’s Consents.

Except as disclosed on Schedule 5.4, no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.

5.5 Regulatory Status.

Except as set forth on Schedule 5.5, Buyer has not received notice that it is the subject of any investigations or disputes with any Governmental Entity.

5.6 No Violations.

Except as disclosed on Schedule 5.6, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon Buyer’s assets), (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is subject or any provision of the charter or bylaws of Buyer or (c) provide any Governmental Entity (as defined below) or Person the right to withdraw, revoke, suspend, cancel, terminate or modify any consent, license, permit, waiver or other authorization issued or originated previously.

5.7 No Consents.

Except for such filings, authorizations, orders and approvals described on Schedule 5.7, no other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.

5.8 Legal Proceedings.

5.8.1 There are no claims, actions, suits, proceedings or investigations pending or, to Buyer’s knowledge, threatened against Buyer that would materially and adversely affect Buyer’s ability to consummate any of the transactions contemplated by this Agreement.

5.8.2 There is no order, writ, injunction or judgment to which Buyer is subject that would materially and adversely affect Buyer’s ability to consummate any of the transactions contemplated by this Agreement.

5.8.3 No investigation or review by any Governmental Entity with respect to Buyer is pending or, to Buyer’s knowledge, threatened against Buyer other than any investigation or review that would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.9 Sufficient Funds.

Buyer has or will have sufficient funds to pay the Purchase Price.

ARTICLE VI

BUYER’S CONDITIONS PRECEDENT TO CLOSING

Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.1 Instruments of Transfer.

All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

6.2 Corporate Resolutions.

Seller shall provide Buyer with appropriate resolutions from its Board of Directors, authorizing Seller to effectuate the actions required by it to consummate the transactions contemplated by this Agreement.

6.3 Statutory Net Worth.

The aggregate Statutory Net Worth of FGHP and FG Kansas combined at Closing shall be at least $6,000,000.

6.4 Performance of Conditions Precedent.

All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.5 Good Standing Certificate.

Seller shall have delivered to Buyer a certificate, executed by the proper state official, as to the good standing of each of the Companies and Seller in their respective jurisdiction of incorporation.

6.6 Secretary’s Certificates.

Seller shall have delivered to Buyer a certificate from its secretary or assistant secretary attaching a copy of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Seller.

6.7 Contract Terminations.

Seller shall (or cause the Companies to) terminate each of the contracts set forth on Schedule 6.7 in a manner satisfactory to Buyer.

6.8 Material Adverse Change.

There shall have been no change, event or development that has had or would reasonably be expected to have a Material Adverse Change.

6.9 Releases.

All releases from third parties of any and all Liens relating to the assets and property of the Companies will have been obtained by Seller.

6.10 Real Property Leases.

The Companies and Seller shall amend the existing lease agreement as set forth on the attached Schedule 6.10.

6.11 Escrow Agreement.

The Escrow Agreement shall be executed in form attached hereto as Exhibit B.

6.12 Third Party Approvals and Consents.

Seller shall have delivered to Buyer all such written approvals, consents (including, but not limited to Provider consents) and waivers of third parties identified on Schedule 4.4 as “Required Consents” to be obtained in connection with the transactions contemplated by this Agreement.

6.13 Seller’s Representations and Warranties True and Correct.

The representations and warranties of Seller set forth in Articles III and IV of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date except for changes permitted by this Agreement (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall not be deemed so modified for purposes of this condition). Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

6.14 Required Governmental Consents and Approvals.

The Parties shall have obtained all of the consents and approvals set forth on Schedule 3.2 and no governmental agency shall have announced its intention to subject either Company’s current contracts to a re-assignment or a new procurement process in connection with the transactions contemplated hereby (other than the required member notification process for this transaction). Each of the Parties shall use its commercially reasonable efforts to obtain such approvals, consents or exemptions without any term or condition (including, without limitation, a limited effective period for any of the Medicaid Contracts) that would materially impair the value of any of the Companies’ business to Buyer. All conditions to such consents and/or approvals required to be satisfied prior to the Closing Date by the terms of such consents and/or approvals shall have been satisfied, and all waiting periods in respect of approvals or consents from Governmental Entities shall have expired or been terminated.

6.15 Litigation.

No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

6.16 Certain Covenants.

Seller shall have complied with its obligations in Article VIII in all material respects.

6.17 Deliveries.

Seller shall have delivered to Buyer all items set forth in Section 2.3.2.

6.18 Employment Agreement.

Buyer shall have entered into employment agreements, dated as of the date hereof, with Joy Wheeler (the “Employment Agreement”) in the forms attached hereto as Exhibit C, such employment agreement to become effective upon the Closing Date.

6.19 Provider Agreement.

FirstGuard shall have entered into a long term provider agreement with Swope Health Services for the provision of primary care and behavioral health services, in the form attached hereto as Exhibit D, such agreement to become effective upon the Closing Date.

6.20 Transportation Agreement.

FirstGuard and Swope Health Services shall have amended the transportation agreement to which they are each a party on the terms set forth on Schedule 6.20 hereto, such amendment to become effective upon the Closing Date.

6.21 FIRPTA Affidavit.

Seller shall deliver to Buyer an affidavit, under penalties of perjury, stating that the Seller is not a “foreign person” within the meaning of Code §1445, dated as of the Closing Date and in form and substance satisfactory to the Buyer.

ARTICLE VII

SELLER’S CONDITIONS PRECEDENT TO CLOSING

The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

7.1 Instruments of Transfer.

All Actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller;

7.2 Corporate Resolutions.

Buyer shall provide Seller with appropriate resolutions from its Board of Directors, authorizing Buyer to effectuate the actions required by Buyer to consummate the transactions contemplated by this Agreement.

7.3 Escrow Agreement.

The Escrow Agreement shall be executed in form attached hereto as Exhibit B.

7.4 Agreements.

Buyer shall have executed and delivered to Seller all agreements, instruments, certificates and other documents to be delivered by Buyer.

7.5 Performance of Conditions Precedent.

All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.6 Good Standing Certificate.

Buyer shall have delivered to Seller a certificate, executed by the proper official, as to its good standing in the State of Delaware.

7.7 Secretary’s Certificate.

Buyer shall have delivered to Seller a certificate from the secretary or assistant secretary of Buyer attaching copies of resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Buyer.

7.8 Governmental Consents and Approvals.

The Parties shall have obtained from any and all Governmental Entities all appropriate and necessary approvals or consents required, or exemptions thereof to effect the transactions set forth in this Agreement.

7.9 Buyer’s Representations and Warranties True and Correct.

The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (provided that representations and warranties that are as of a specific date shall speak only as of such date; and provided further that any representation or warranty that is already modified by “materiality” or “material” or similar words of that nature shall be true and correct in all respects). Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

7.10 Litigation.

No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

7.11 Surplus.

Seller shall have been able to successfully cause the Companies to dividend out to Seller all but $6,000,000 of the Statutory Net Worth of both FGHP and FG Kansas combined.

7.12 Provider Agreement.

FirstGuard shall have entered into a long term provider agreement with Swope Health Services for the provision of primary care and behavioral health services, in the form attached hereto as Exhibit D, such agreement to become effective upon the Closing Date.

7.13 Transportation Agreement.

FirstGuard and Swope Health Services shall have amended the transportation agreement to which they are each a party on the terms set forth on Schedule 6.20 hereto, such amendment to become effective upon the Closing Date.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1 Conduct of Business Pending Closing.

From the Execution Date until the Closing, Seller agrees that, except (i) as otherwise provided under this Agreement, (ii) as set forth on Schedule 8.1, (iii) for the declaration and payment of dividends by the Companies to satisfy the condition set forth in Section 7.11, or (iv) as consented to by Buyer in writing, Seller will cause each of the Companies to:

(a)	conduct its business in a commercially prudent manner, as a going concern and in the ordinary course, and consistent with such operation, comply in all material respects with applicable legal and contractual obligations, consistent with past practice;

(b)	maintain its cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice and applicable accounting principles consistently applied;

(c)	use commercially reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies, providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies to the extent practicable for market premiums, are in full force and effect; provided, however, that it shall not be considered commercially reasonable to terminate a policy or allow it to lapse solely as a result of a change in premium;

(d)	administer, pay and discharge all of its Medical Claims received related to the dates of service prior to the Closing Date, and perform all reporting obligations under the Medicaid Contracts, in each case in the ordinary course of business consistent with past practice;

(e)	use commercially reasonable efforts to maintain all material contracts including the Provider Agreements;

(f)	use commercially reasonable efforts to maintain, in the ordinary course of business and in accordance with past practice, its network of Medicaid Providers, and credential and recredential such providers in accordance with each of the companies’ policies and procedures;

(g)	use commercially reasonable efforts to maintain in full force and effect all Company Permits;

(h)	use commercially reasonable efforts to maintain in full force and effect all Company Intellectual Property; or

(i)	not take any action (or omit to take any action), which action or omission would cause any representation or warranty contained herein to be untrue in any material respect at any time through the Closing Date, as if such representation or warranty were made at and as of such time except those representations and warranties that are made as of a certain date.

8.2 Access to Documents and Premises.

From the Execution Date through the Closing Date, Buyer, its counsel, accountants, and other representatives shall, subject to confidentiality covenants made by Seller to third parties and state and federal antitrust laws, have the right to reasonable access to the books and records, facilities and personnel of Seller and each of the Companies, including access by Buyer’s representatives, to the extent possible without waiving any privileges, to information regarding all actions, suits, proceedings or investigations of any kind, now pending or threatened in writing, involving Seller or any of the Companies or Seller’s or any of the Companies’ Affiliates. Any such access shall occur during normal business hours and shall be scheduled by Buyer and Seller following request for access made to Seller. All actions shall be conducted by Buyer and Seller in such a manner as to maximize the retention of all applicable privileges, and Buyer’s representatives shall use their best efforts to conduct their inspection in such a manner as not to be disruptive to Seller’s or any of the Companies’ employees or business operations. Sellers acknowledge that Buyer will be undertaking transition and integration planning during this period, and will make its books and records, personnel and facilities reasonably available to Buyer and its Representatives for such purpose.

8.3 Notices and Consents.

Seller will cause each of the Companies to give any notices to third parties, and will cause each of the Companies to use commercially reasonable efforts to obtain any third party consents referred to in Section 4.5 above. Each of the Parties will (and Seller will cause each of the Companies to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.32, 4.4, and 4.5 above. Without limiting the generality of the foregoing, each of the Parties will file (and Seller will cause each of the Companies to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its commercially reasonable efforts to obtain (and Seller will cause each of the Companies to use commercially reasonable efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of the Companies to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

8.4 Notice of Developments.

Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article III or Article IV above. Buyer will give prompt written notice to Seller of any material adverse development which may cause a breach of any of its own representations and warranties in Article V above. No disclosure by any Party pursuant to this Section 8.4, however, shall be deemed to amend or supplement the schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

8.5 Exclusivity.

Seller will not (and Seller will not cause or permit any of the Companies to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote its Shares in favor of any such acquisition. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the details of any such proposal, offer, inquiry, or contact.

8.6 Tax Matters.

8.6.1 Except as required by law, without the prior written consent of Buyer, Seller shall not allow any Company to make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any of the Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of any of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of any of the Companies existing on the Closing Date.

8.6.2 All Tax sharing agreements or similar agreements with respect to or involving any of the Companies or any of their respective Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Buyer, each of the Companies and their respective Subsidiaries shall not be bound thereby or have any liability thereunder.

8.7 Additional Financial Information.

Each of the Companies shall furnish to Buyer within twenty days of the end of each month prior to Closing, unaudited statements of operations and run rate reports for each such month as well as such management, cost, and utilization reports (including claims lags and experience reports) that each of the Companies generates and uses in the normal course of business.

8.8 Termination of Incentive Pools/Funds.

Except as set forth on Schedule 8.8, Seller shall use commercially reasonable efforts to ensure that none of its Provider Agreements requires any periodic incentive payments from a shared risk or referral services pool/fund and, to the extent, any such contract contains such a pool/fund as of the Closing Date, Seller shall be responsible to reconcile and settle such pools through Closing and shall pay any required bonuses.

8.9 Regulatory Approval.

Seller and Buyer shall diligently and timely prepare and file the applications and submissions as may be required with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer and Seller agree to take all commercially reasonable actions required or requested by such authorities for the expeditious consideration and rendering of all such approvals, consents and authorizations. Seller and Buyer shall diligently and timely cooperate with each other and with all other parties in the submission of applications and of any and all such additional information or documentation requested by any such regulatory authorities.

8.10 Public Information Releases.

8.10.1 Each of the Parties shall use reasonable efforts to consult with each of the other Parties on any initial press release, public announcement or publicly disseminated communication, including, but not limited to, and subject to applicable regulatory approval, such communications with Medicaid Members or Providers, concerning this transaction. Thereafter, between the Execution Date and the Closing the Parties agree to use reasonable efforts to consult with each other and the applicable regulatory body, if required, prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement and to refrain from making any such press releases or public announcements without first receiving the other’s prior consent, which shall not be unreasonably withheld. Seller shall be deemed to have given such consent if Seller has not provided written notice of objection to Buyer within two (2) days following Buyer’s notice to Seller of such proposed communication.

8.11 Cooperation.

The Parties agree to cooperate reasonably with each other, from the Execution Date until the Closing Date, and use their respective commercially reasonable efforts in good faith, to satisfy all conditions, undertakings and agreements contained in this Agreement.

8.12 Securities Law Compliance.

Seller is (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that it will neither use, nor cause any third party to use, any material nonpublic information regarding the Buyer in contravention of such Act or any such rules and regulations, including, without limitation, Rules 10b-5 and 14e-3.

8.13 Employees and Employee Benefits.

8.13.1 Seller agrees to provide for full vesting, as of the Closing Date, of the account balances of all Transferred Employees who are participants in any Company Benefit Plan subject to Code Section 401(a). Seller shall not be obligated to make any discretionary matching or other nonelective contributions to such Company Benefit Plans subject to Code Section 401(a) on behalf of such Transferred Employees for the plan year in which the Closing Date occurs, except as may be required under the terms of such Company Benefit Plans; provided, however, that Seller shall make any matching contribution under the FirstGuard Health Plan, Inc. Retirement Plan that would otherwise have been made on behalf of each Transferred Employee for the plan year in which the Closing occurs, which contribution shall be pro rated based on the number of days elapsed during such plan year through the Closing Date, and determined without regard to any year-end employment requirements.

8.13.2 Except with respect to the Company Benefit Plans set forth on Schedule 4.17(b)(ii) (each, a “Continuing Plan”), Buyer shall not assume any Company Benefit Plans or any liability thereunder (other than contributions accruing in a manner consistent with past practices and in the ordinary course prior to the Closing Date which are not made on or before the Closing Date), or accept any transfer of assets or liabilities from any such Company Benefit Plans. Any Company Benefit Plan which is not a Continuing Plan and of which any of the Companies is the sole sponsor shall be terminated prior to the Closing Date or sponsorship of any such Company Benefit Plan shall be transferred to Seller prior to the Closing Date.

8.13.3 Seller shall retain all responsibility and liability for any COBRA obligations with respect to any qualified beneficiary who is receiving (or who is eligible to elect) COBRA continuation coverage as of the Closing Date. COBRA continuation coverage shall not be offered by Seller to Transferred Employers (or their related beneficiaries and dependents) as a result of this transaction.

8.13.4 As of the Closing Date, Buyer shall allow Transferred Employees to participate in Buyer’s flexible benefits plan and Seller shall spin-off the health care and dependent care account balances (and related assets and liabilities) to the Buyer’s flexible benefits plan.

ARTICLE IX

POST-CLOSING OBLIGATIONS

The Parties agree as follows with respect to the period following the Closing.

9.1 General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article XI below). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each of the Companies and each of their respective Subsidiaries; provided that, Buyer shall provide Seller reasonable access to such information, as well as to Buyer’s employees, for all appropriate purposes.

9.2 Employees and Employee Benefits.

9.2.1 Buyer agrees that, effective as of the Closing Date, Buyer shall provide Transferred Employees who are receiving benefits under the Company Benefit Plans on the Closing Date with employee benefits that are no less favorable than those provided to similarly situated current and former employees of Buyer. (“Buyer Plans”). Buyer shall provide Transferred Employees with credit for all service with the Companies (or any member of Companies’ controlled group pursuant to Code Section 414(b), (c), (m) or (o)) prior to the Closing Date for all purposes under Buyer Plans, including but not limited to eligibility for participation and contribution allocation requirements, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other welfare benefits that are provided at any time to such Transferred Employees under Buyer Plans, any applicable pre-existing condition exclusions (except to the extent not satisfied under the comparable Company Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Company Benefit Plan during the plan year in which the Closing Date occurs shall be taken into account under such Buyer Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer further agrees that, in connection with the termination of employment of any Transferred Employee, it will provide a minimum termination payment no less favorable than Buyer’s usual severance policy.

9.3 Confidentiality.

All nonpublic information provided to, or obtained by, Seller in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement, which will continue in effect until terminated pursuant to the terms set forth therein.

9.4 Noncompetition and Nonsolicitation.

9.4.1 For a period of five (5) years from and after the Closing Date, neither Seller nor any of its Subsidiaries or Affiliated Entities will engage directly or indirectly in a Competing Business in the Service Area; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any such businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.4.2 Seller acknowledges that the rights and compensation provided in this Agreement are adequate consideration for the agreements made by Seller in this Section 9.4, and that such covenants, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Buyer’s acquisition of the Shares, and Seller agrees that such limitations are reasonable with respect to their business activities and do not impose undue hardship on them.

9.4.3 Both parties hereto hereby agree that during the non-competition period set forth above and at all times thereafter each such party will refrain from making any disparaging remarks about the other party hereto or, to the extent applicable, any of such party’s officers, directors, employees, agents, representatives, affiliates, products or services. It is understood and agreed, however, that this section is not intended to limit the right of any party hereto to give truthful testimony should any party hereto be subpoenaed or otherwise testify in any proceeding or other action before any Governmental Entity.

9.5 Agreement to Indemnify; Insurances.

It is understood and agreed that the Companies shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, and, after the Closing Date, the Buyer shall for a period of six years following the Closing Date, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Companies or any of their Subsidiaries and their respective Subsidiaries and Affiliates including, without limitation, officers and directors servicing as such on the date hereof or on the Closing Date (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing date), (i) the applicable Company or the Buyer shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the applicable Company or the Buyer, promptly as statements therefore are received, and (ii) the applicable Company or the Buyer will cooperate in the defense of any such matter; provided, however, that neither the applicable Company nor the Buyer shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). For a period of six years following the Closing Date, the Buyer shall maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who currently or at the Effective Time are covered by any of the Companies’ officers and directors liability insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the premium paid by the Companies for such insurance as of the date of this Agreement, then the Buyer shall provide the maximum coverage that will then be available at an annual premium equal to 200% of such per annum rate as of the date of this Agreement. The Buyer shall continue in effect the indemnification provisions provided in the Companies’ Certificate of Incorporation, Bylaws; resolutions and any other written agreement between them for a period of not less than six years following the Effective Time. This Section 9.5 shall survive the Closing. Notwithstanding Section 13.13, this Section 9.5 is intended to be for the benefit of and to grant third party rights to the Indemnified Parties whether or not they are parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

9.6 Retained Marks.

Buyer agrees that within forty-five (45) days following the Closing, it will cease any and all use of the Swope trade name and trademark (the “Retained Marks”) or any name or trademark incorporating or confusingly similar to the Retained Marks, including without limitation any use of the Retained Marks on any stationery, Web sites, advertising, promotional or other materials. The right of the Buyer to use the Retained Marks during the period referred to in this section is subject to the following conditions: (i) Buyer will use commercially reasonable efforts to comply with Seller’s quality control standards made known to Buyer in writing with respect to use of the Retained Marks and will submit to Seller, before use, any materials created by Buyer after the Closing, including without limitation advertising materials, on which the Retained Marks appear for Seller’s approval; (ii) Buyer acknowledges that the Retained Marks shall remain the property of Seller, and that all use of the Retained Marks by the Buyer shall inure to the benefit of Seller; and (iii) Buyer shall not use the Retained Marks in any other way that, to Buyer’s knowledge, would jeopardize their strength or validity or diminish their value.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller.

Seller shall indemnify and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates and successors and assigns of any of the foregoing against any and all actual damages resulting from claims, obligations, losses, costs, expenses, fees, liabilities and damages, whenever arising or incurred, including interest, penalties and reasonable attorneys’ fees and disbursements (including amounts paid in settlement and costs of investigation) (each individually a “Loss,” and collectively, “Losses”), arising out of, in connection with or otherwise relating to:

(a)	The breach by Seller or inaccuracy of any representation or warranty made by Seller in this Agreement;

(b)	The breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement;

(c)	(i) all income Taxes (or the nonpayment thereof) of the Companies for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all income Taxes of any member of an Affiliated Group of which any Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation for which any company is liable), and (iii) any and all income Taxes of any Person imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which income Taxes have accrued before the Closing;

(d)	Any Company Benefit Plan (other than any Continuing Plan) currently or previously maintained or contributed to by any controlled group of companies (as defined in Code Section 414) which includes any of the Companies or Seller.;

(e)	Any Liabilities arising out of, related to or incurred as a result of that certain Stock Repurchase Agreement, dated as of August 26, 2004, by and among FG Kansas, FirstGuard and Heartland Physicians Health Network, Inc. (the “HPHN Agreement”); and

(f)	Any Liabilities arising out of, related to or incurred as a result of the commercial business of Seller or the Companies.

10.2 Indemnification by Buyer.

After the Closing Date and subject to the limitations of Section 10.4, Buyer shall indemnify and hold harmless Seller and its respective officers, directors, employees, agents and Affiliates, and successors and assigns of any of the foregoing against any and all Losses, arising out of, in connection with or otherwise relating to:

(a)	The breach by Buyer or inaccuracy of any representation or warranty, made by Buyer in this Agreement; and

(b)	The breach or non-performance by Buyer of any covenants or agreements made by Buyer in this Agreement.

10.3 Survival.

10.3.1 Except those contained in Article IX, all of the covenants and agreements (excluding those set forth in Sections 10.1(a), (b) and (d) and Sections 10.2(a) and (b), which shall terminate eighteen months after the Closing Date), made by the Parties in this Agreement shall survive the Effective Date and continue in full force and effect after the Effective Date without any time limitation.

10.3.2 The representations and warranties in this Agreement and the schedules and exhibits attached hereto shall survive the Closing as follows:

10.3.3 The representations and warranties in Section 4.16 (Tax Returns and Liabilities) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;

10.3.4 The representations and warranties in Section 3.2 (Authorization), Section 3.4 (Ownership of Shares), and Section 4.1 (Organization and Good Standing), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries) and Section 4.15 (No Brokers or Finders), shall not terminate; and

10.3.5 Except as set forth in Sections 10.3.3 and 10.3.4, the representations and warranties shall terminate eighteen months after of the Closing Date and any claims brought in connection therewith must be brought prior to such time.

10.4 Limitations.

Seller will not be liable to Buyer for any Losses pursuant to Sections 10.1(a), (b), (d) or (f) unless and until the aggregate amount of such Losses that would otherwise be recoverable pursuant to such Section but for this Section 10.4 exceeds $850,000 (the “Threshold”), and then only for amounts that exceed the Threshold; provided, that Buyer may not assert any additional claims against the Seller pursuant to Sections 10.1(a), (b), (d) or (f) once Seller has paid an amount equal to the Escrow Amount (the “Cap”) in the aggregate to Buyer pursuant to such Section; provided, further, that for Losses as a result of, arising out of, relating to, allocable to, in the nature of, or caused by, (i) breaches of the representations and warranties set forth in Sections 3.2 (Authorization), 4.1 (Organization and Good Standing), 4.2 (Capitalization), 4.15 (No Brokers or Finders) and 4.16 (Tax Returns and Tax Liabilities), or (ii) Liabilities arising under or in connection with Sections 10.1(c), (e) or (f), Seller will be liable to Buyer for all such Losses without regard to the Cap, and such Losses will be subject to the Threshold but will not be counted in the determination of the Cap being met or exceeded. The indemnification rights and obligations set forth in this Article X shall survive the Closing without limit, except as set forth in Section 10.3.

Buyer will not be liable to Seller for any Losses pursuant to Section 10.2(a) or (b) unless and until the aggregate amount of such Loss that would otherwise be recoverable pursuant to such Sections but for this Section 10.34 exceeds the Threshold, and then only for amounts that exceed the Threshold; provided, that Seller may not assert any additional claims against Buyer pursuant to Section 10.1(a), (b) or (c) once Buyer has paid an amount equal to the Cap in the aggregate to Seller pursuant to such Section; provided, further, that for Losses as a result of, arising out of, relating to, allocable to, in the nature of, or caused by, breaches of the representations and warranties set forth in Sections 5.1 (Organization and Good Standing) and 5.3 (No Brokers and Finders), Buyer will be liable to Seller for all such Losses without regard to the Cap, and such Losses will be subject to the Threshold but will not be counted in the determination of the Cap being met or exceeded. The indemnification rights and obligations set forth in this Article X shall survive the Closing without limit except as set forth in Section 10.3.

Buyer agrees that if (i) there shall have been a failure of the closing condition set forth in Section 6.8 (Material Adverse Change) and (ii) Seller shall have acknowledged the same and agreed in writing that the Buyer has the right to terminate this Agreement with no liability to the

Sellers or the Companies whatsoever and (iii) Buyer elects to waive its right to terminate and close the transaction notwithstanding such failure, then Seller shall have no obligation to provide indemnity pursuant to this Article X with regard to the facts and circumstances underlying such failure of such closing condition. In the event that Buyer elects to terminate this Agreement pursuant to (ii) above, Buyer agrees not to compete with the Seller’s business in the Service Area for a period of twenty-four months following the date of such termination; provided, however, that such agreement not to compete will terminate upon a change of control of FirstGuard, and that it shall not apply to any competition that shall result from an acquisition by Centene of a plan that operates inside and outside of the Service Area. Except as otherwise provided in this Agreement, each of the Parties hereby acknowledges that their sole and exclusive remedy after the Closing with respect to any and all Losses (other than claims, or causes of action arising from, fraud, willful breach or intentional misrepresentation). Except as otherwise provided in this Agreement, each of the Parties hereby acknowledges that their sole and exclusive remedy after the Closing with respect to any and all Losses shall be pursuant to the indemnification provisions set forth in this Article X. The Parties also acknowledge and agree that, to avoid double counting, to the extent any Losses are duplicative of amounts for which the aggrieved Party has (i) already received recompense through one of the adjustment mechanisms set forth in Section 2.2 or (ii) the amount at issue was considered in the calculation of Statutory Net Worth as required by Sections 2.2.6 or 6.3, such Party may not receive double recovery by seeking indemnity under this Article X for the same Losses, and that as a principle of contract interpretation, this Agreement will be construed in a manner to prevent such double recovery.

10.5 Notice and Right to Defend.

10.5.1 Should any claim or action by a third party arise after the Closing Date for which a Party may be liable to another Party under the indemnity provisions of this Agreement, the indemnitee shall notify the indemnitor in writing and in reasonable detail as soon as practicable after the indemnitee receives notice of such claim or action in the manner provided for the giving of notices under this Agreement, provided, that failure to notify in such manner shall relieve the indemnitor from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the indemnitor results in the forfeiture by the indemnitor of material rights and defenses otherwise available to the indemnitor with respect to such claim. The expenses of all proceedings, contests, lawsuits, or investigations of claims with respect to such claims or actions, shall be borne by the indemnitor. If an indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the indemnitee within ten (10) days after notice from the indemnitee of such claim or action of its intention to assume the defense, and the indemnitor shall thereafter assume the defense of any such claim or Liability through counsel reasonably satisfactory to the indemnitee, provided that the indemnitee may also participate in such defense at its own expense;

10.5.2 If the indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, or such action involves a claim which (a) the indemnitee reasonably believes could be materially detrimental to or materially injure the indemnitee’s reputation, customer relations or future business prospects, (b) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (c) involves criminal allegations, (d) is one in which the indemnitor is also a party and joint representation would be inappropriate or there may be legal defenses available to the indemnitee which are different from or additional to those available to the indemnitor, or (e) involves a claim which, upon petition by the indemnitee, the appropriate court rules that the indemnitor failed or is failing to vigorously prosecute or defend, then the indemnitee shall have the sole right to defend such claim or action. In any action or proceeding with respect to which indemnification is being sought hereunder, the indemnitee or the indemnitor, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The indemnitee may defend against any such claim or action in such manner as it may reasonably deem appropriate and the indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the indemnitor shall promptly reimburse the indemnitee for the amount of all reasonable expenses, legal and otherwise, incurred by the indemnitee in connection with the defense and/or settlement of such claim or action. If no settlement of such claim or action is made, the indemnitor shall satisfy any judgment rendered with respect to such claim or in such action before indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the indemnitee in the defense against such claim or litigation.

10.5.3 An indemnitor may not, without the prior written consent of the indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the indemnitor pays in full any obligation imposed on the indemnitee by such settlement, compromise or consent and obtain releases of the indemnitee in full from such third party claim and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the indemnitee or any of the indemnitee’s Affiliates.

10.5.4 In the event an indemnitee shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 10.5.1, such indemnitee shall send written notice of such claim to the appropriate indemnitor. Such notice shall specify the basis for such claim. As promptly as possible after the indemnitee has given such notice, such indemnitee and the appropriate indemnitor shall establish the merits and amount of such claim (by mutual agreement or pursuant to the arbitration provisions herein).

10.5.5 Except as otherwise provided herein, any indemnification of a Party pursuant to this Article X shall be effected by wire transfer of immediately available funds from the indemnifying Party, to an account(s) designated by the indemnified Party, within ten (10) days after the final determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date of such final determination to the date of payment. Any amounts owing from Seller pursuant to this Article X shall be made from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account (as defined in the Escrow Agreement). All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price set forth in Section 2.1.

10.6 Remedies.

Notwithstanding anything to the contrary herein, nothing shall preclude any Party from seeking any remedy based upon fraud or willful or criminal misconduct or intentional breach of any of the provisions of this Agreement.

10.7 Determination of Loss Amount.

10.7.1 The amount of any Loss subject to indemnification under Article 10 shall be calculated net of any insurance proceeds received by the indemnitee on account of such Loss. No loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such Party from any insurance recovery (net of (A) all out-of-pocket costs directly related to such recovery and (B) any deductibles for the applicable insurance policy and (C) reasonable estimates of increased premiums resulting from such recovery) with respect to insurance coverage in place as of the date hereof. Nothing in this Agreement shall obligate any indemnitee to seek recovery under any insurance policy for any Loss.

10.7.2 The amount of Loss with respect to which an indemnitee is to be indemnified pursuant to Article 10 initially shall be determined without regard to any Tax Benefit. However, to the extent that the indemnitee actually realizes a tax benefit (a “Tax Benefit”) with respect to any payment for Losses made hereunder through a refund of Taxes or reduction in actual amount of Taxes that otherwise would be payable by the indemnitee, the indemnitee shall pay to the indemnitor the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the indemnitor with respect to such Losses) at such time or times as and to the extent that the indemnitee or any Affiliate of such indemnitee actually realizes such Tax Benefit. For this purpose, Tax Benefits shall be calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable period and shall be reduced by the amount of any related Tax detriment suffered by the indemnitee. Buyer, on the one hand, and Seller, on the other hand, agree to provide the other or its designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to, or receivable from, the other party pursuant to this Section, including copies of Tax Returns, estimated Tax payments, schedules and related supporting documents. If any adjustments are made to any Tax Return relating to the indemnitee for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Tax Benefit or Tax detriment to the indemnitee, appropriate payments will be made between the indemnitor and the indemnitee in accordance with the previous sentence to properly reflect such adjustment amount.

ARTICLE XI

TERMINATION

11.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the Parties;

(b)	by Buyer or Seller at either’s option, if the Closing Date shall not have occurred on or before March 31, 2005; provided, however, that the right to terminate this Agreement under this Section 11.1(b), shall not be available to any Party whose failure to fulfill any obligation under this Agreement has substantially contributed to, or resulted in, the failure of the Closing to have occurred on or before such date;

(c)	by Buyer or Seller at either’s option, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)	by Seller in the event the Buyer’s representations and warranties contained in Article V of this Agreement are not true and correct in all material respects or the covenants contained in this Agreement have not been complied with in all material respects, provided that Buyer has received notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Seller not later than thirty (30) days after such notice;

(e)	by Buyer in the event any of the Companies or Seller of representations and warranties contained in this Agreement are not true and correct in all material respects or the covenants contained in this Agreement have not been complied with in all material respects, provided that Seller has received notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Buyer not later than thirty (30) days after such notice;

(f)	by Buyer if any of the conditions set forth in Article VI shall have become (in the good faith determination of Buyer) incapable of fulfillment prior to the Termination Date and shall not have been waived by Buyer;

(g)	by Seller if any of the conditions set forth in Article VII shall have become (in the good faith determination of Seller) incapable of fulfillment prior to the Termination Date and shall not have been waived by Seller; or

(h)	by Buyer if, prior to the Closing Date, there is any Material Adverse Change; provided that Seller has received notice of such Material Adverse Change and has failed to effect a cure thereof to the reasonable satisfaction of Buyer not later than thirty (30) days after such notice;

11.2 Effect of Termination.

Except as otherwise specified in this Agreement, including but not limited to in Article XI, upon the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

11.3 Waiver.

At any time prior to the Closing Date, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof. Such an election shall not be deemed a waiver of any rights or remedies of the waiving party with respect to the matter which gave rise to such right to terminate.

ARTICLE XII

ARBITRATION

12.1 Conciliation and Mediation.

If a dispute between the Parties relating to this Agreement, or under any other agreement executed and delivered in connection herewith, is not resolved within fifteen (15) days from the date that either Party has notified the other that such dispute exists, then such dispute shall be submitted jointly to binding arbitration.

12.2 Arbitration.

Any dispute submitted to arbitration pursuant to this Article XII shall be determined by the decision of a board of arbitration (“Board of Arbitration”) consisting of three members who are members of and certified by the American Arbitration Association (“AAA”) and each of whom is experienced in managed care or health care arbitrations, selected as hereinafter provided. Buyer shall select an arbitrator and Seller shall select an arbitrator, each of whom shall be a member of the Board of Arbitration who is independent of the Parties. A third Board of Arbitration member, independent of the Parties, shall be selected by mutual agreement of the other two Board of Arbitration members. If the other two Board of Arbitration members fail to reach agreement on such third member within twenty (20) days after their selection, such third member shall thereafter be selected by the AAA upon application made to it for such purpose by any party to the arbitration. The Board of Arbitration shall meet in Wilmington, Delaware, or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (which shall state the reasons for its decisions in writing and shall make such decisions entirely on the basis of the substantive law governing the Agreement and which shall be concurred in by a majority of the members of the Board of Arbitration) with respect to the items in dispute. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow the Commercial Rules of Arbitration of the AAA in effect as of the date of the arbitration. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to Buyer and Seller. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on Buyer and Seller and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The Non-Prevailing Party shall pay all costs and fees of the Board of Arbitration and reasonable attorney fees and other costs of the prevailing party in connection with such dispute.

12.3 Equitable Relief.

Notwithstanding any other provision of this Agreement, any Party shall have the right to seek equitable relief, in a court of competent jurisdiction, to the extent that equitable relief is available to a Party hereto. If a Party chooses to pursue equitable relief, such conduct shall not constitute a waiver of or be deemed inconsistent with the provisions set forth in this Article XII.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices.

All notices and other communications hereunder shall be in writing and shall be either (a) deposited in first class United States mail, certified, with postage prepaid, (b) delivered by messenger, (c) sent by overnight courier, or (d) sent by fully completed and confirmed facsimile transmission (with a written confirmation simultaneously sent in first class United States mail), as follows:

If to Seller:	Copy to:

Swope Community Enterprises	Willkie Farr & Gallagher LLP
3801 Blue Parkway	787 Seventh Avenue
Kansas City, MO 64130	New York, New York 10019
Attention: Frank Ellis	Attention: William J. Grant, Esq.
Gary Brown	Fax: (212) 728-8111
Fax: (816) 922-7611

If to Buyer:	Copy to:

Centene Corporation	Kirkland & Ellis LLP
7711 Carondelet, Suite 800	200 East Randolph Drive
St. Louis, MO 63105	Chicago, IL 60601
Attention: Michael F. Neidorff	Attention: Gerald T. Nowak, Esq.
Fax: (314) 725-5180	Fax: (312) 861-2200

or such other address or fax number as any party may request by notice given as aforesaid. Notices sent as provided herein shall be deemed given on the date received by the recipient. If a recipient rejects or refuses to accept a notice given pursuant to this Section 13.1, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with the provisions hereof, such notice shall be deemed to be received two days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof. The foregoing shall not preclude the effectiveness of actual written notice given to a party at any address or by any means.

13.2 Waiver.

No waiver by either Buyer or Seller hereto of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provision at any other time or a waiver of such Party’s rights under any other provision of this Agreement.

13.3 Counterparts.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.4 Delivery by Facsimile.

This Agreement and any signed contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

13.5 Headings.

The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

13.6 Severability.

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to adjust equitably the parties’ respective rights and obligations hereunder.

13.7 Entire Agreement.

This Agreement and the other agreements, certificates and documents of the Parties contemplated herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the Parties, except the Confidentiality Agreement, which will continue in effect until terminated pursuant to the terms set forth therein. The exhibits, schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control. Each Party is responsible for the accuracy of its respective schedules regardless of any assistance provided by the other party in connection with the preparation of the schedules. This Agreement shall not constitute an agreement or be considered as evidence of an agreement between the parties until executed and delivered by the parties.

13.8 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto. Notwithstanding the foregoing, this Agreement shall not be assignable by any Party without the prior written consent of the others, and any attempt at an assignment in violation of this Section 13.8 shall be void ab initio. Notwithstanding the foregoing statement, Buyer may assign its rights and obligations hereunder to any one or more of its Subsidiaries. This Agreement shall only be binding on the Parties upon execution and delivery of this Agreement by each of the Parties.

13.9 Governing Law.

This Agreement is to be governed by and interpreted under the laws of the State of Delaware, without resort to choice of law or conflict of law principles which direct the application of the laws of a different state.

13.10 Cost of Transaction.

Whether or not the transactions contemplated hereby are consummated:

13.10.1 Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants, and counsel.

13.10.2 Seller shall pay the fees, expenses and disbursements of each of the Companies and Seller and its agents, representatives, accountants and counsel.

13.10.3 Seller shall absorb or pay, as applicable, all costs and expenses (including wages, overhead and professional fees) relating to all notices or other communications to the Medicaid Providers and Medicaid Members required to be sent by Seller or the Companies prior to the Closing in connection with this transaction, except that Buyer shall reimburse Seller for the costs of printing and mailing such notices.

13.10.4 Notwithstanding the foregoing, the filing fee related to any filing made pursuant to the Hart Scott Rodino Act shall be borne by Buyer.

13.11 Further Assurances.

Each party hereto agrees for the benefit of the other Parties hereto to execute and deliver any necessary documents, instruments or agreements, and to take any and all necessary actions, in order to (i) fully vest in Buyer all right, title and interest to the Shares, and (ii) carry out the terms of this Agreement and the transactions contemplated by this Agreement.

13.12 Construction.

Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. All references to section numbers in this Agreement shall be references to sections in this Agreement, unless otherwise specifically indicated. All Parties to this Agreement have been represented by counsel and, accordingly, this Agreement shall not be construed strictly for or against any party hereto. This Agreement shall not be construed more strictly against one party than the other by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each party has contributed substantially and materially to the preparation of this Agreement.

13.13 Third Parties.

None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any third party that is not expressly a party to this Agreement including, without limitation, the Medicaid Members, and the provisions of this Agreement shall not be enforceable by any such third party.

13.14 Confidentiality.

The Parties acknowledge and agree that this Agreement is within the scope of the Confidentiality Agreement. Notwithstanding the Confidentiality Agreement, which shall survive the execution of this Agreement, the Parties may disclose any terms or conditions of this Agreement to any third parties to comply with securities laws or HMO or insurance laws, and as needed to meet prudent business requirements of shareholders, investors, bondholders, members and other creditors.

13.15 Rights Cumulative.

Except as set forth herein, all rights, powers and remedies herein given to each Party are cumulative and not alternative, and are in addition to all statutes or rules of law. Any forbearance or delay by such Party in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by such Party.

13.16 Amendments.

No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by each Party, and then only to the extent specifically set forth therein.

* * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

BUYER:

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Chairman and CEO

SELLER:

SWOPE COMMUNITY ENTERPRISES

By:	/s/ E. Frank Ellis
Chairman and CEO

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